Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Marine Products Corporation on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Marine Products Corporation on Forms S-8 (File No. 333-59886, File No. 333-117837, and File No. 333-195425).

/s/ Grant Thornton LLP

Atlanta, Georgia
February 29, 2016